SPD-SmartGlass from SmartGlass International Wins
        Most Innovative Product of the Show Award at 100% Detail London 2008

Dublin, Ireland, September 22, 2008 - SmartGlass International Ltd. (SGI), a licensee of Research Frontiers Inc. (Nasdaq:
REFR), announced that its SPD-SmartGlass architectural window product won the Most Innovative Product Award at the 100% Detail Show in London, England. 100% Detail is a premier exhibition featuring the latest developments in sustainability, innovation and design for the building environment. Supported by the industry publication
Architecture Today, judging for the prestigious Most Innovative Product Award was done by some of the leading names in architecture and design and was based on several factors including innovation, the use of materials and technology, and sustainability.

The operating principle of SPD-SmartGlass is simple and offers exceptional energy-saving potential. Within the patented SPD film are millions of microscopic particles that randomly orient when no voltage is present. In this state over 99% of light is blocked from passing through the film. As voltage is introduced, the particles align and allow light to pass. Adjusting the voltage allows users to regulate or "tune" the glazing to any desired state between very dark and fully clear. The film is laminated between panes of glass or polycarbonate to produce SPD-Smart windows, doors, skylights, partitions, sunroofs and other products.

Buildings account for approximately forty percent of the energy used in many regions of the World. A growing body of research finds that architectural daylighting (i.e. the controlled introduction of natural light into a building) is a sustainable strategy because it can reduce demands on a building's HVAC systems, lower the consumption of electricity used to power interior lighting, improve occupant well-being and productivity, and support the environment.

SPD-SmartGlass manufactured by SmartGlass International gives architects, developers and building operators substantial daylighting and other benefits because of its ability to precisely regulate the passage of light, glare and heat through windows.
As a dynamic glazing system, SPD-SmartGlass offers view preservation and interior shading, all at the touch of a button and while blocking more than 99% of harmful UV light. It gives users unprecedented control over their environment.

"Winning the Most Innovative Product Award with our SPD-SmartGlass products caps a tremendously successful week for SmartGlass International at 100% Detail," said Alan Saxby, UK Sales Manager of SmartGlass International. "We opened the week by announcing our stand; T28 would feature several SPD-SmartGlass windows and that we recently had completed an SPD-SmartGlass rooflight installation in London. We then learned that our SPD-SmartGlass product was a finalist for the Most Innovative Product Award. The show itself was very well-attended, particularly by architects from large practices throughout Europe, middle east and far east, and interest in our SPD-SmartGlass as a sustainable building technology was particularly strong. This gave us opportunities with architects and potential end-users, many of whom had specific projects in mind, with one strong enquiry for in excess of 5,000 m2 of SPD-SmartGlass. Of course, the week's success was capped by our winning the award which we see as a further strengthening of the SmartGlass International brand."

More information about SmartGlass International can be found at www.SmartGlassInternational.com.

More information about the 100% Detail show that was held from Sept 18-21 in London, England can be found at the exhibition's web site at www.100percentdetail.co.uk.



For further information, please contact:

SmartGlass International Ltd.

John Browne (for customer and media inquiries in Ireland)
+353 1 462 9945

Robert Hudson (for customer and media inquiries in the UK)
+44 (0) 2392 571 122

info@smartglassinternational.com